Exhibit 99.1

Speed Commerce Acquires E-Commerce Services Provider Fifth Gear

Transaction Provides Scale, Diverse Customer Base and Significant Cross-Selling Opportunities

DALLAS, TX – November 24, 2014 – Speed Commerce, Inc. (NASDAQ: SPDC), a leading provider of omni-channel e-commerce services, has completed the acquisition of Fifth Gear, a single-source provider of order management, fulfillment and customer care services. Total consideration included $55 million in cash paid at closing with an additional contingent payment to be made in the form of common shares of Speed Commerce stock, if earned.

The transaction provides Speed Commerce with a diverse list of marquee clients on long-term contracts, adds substantial fulfillment services assets, and solidifies the company’s position as one of the fastest growing providers of end-to-end e-commerce services. Clients added as a result of the transaction include, among others, Burger King, Lens.com, Smithsonian Institute, Zeeberry.com and popular pet specialty companies, Dog.com, Horse.com and Petbox. For the 12 months ended September 30, 2014, Fifth Gear’s net revenue exceeded $50 million.

“The purchase of Fifth Gear provides meaningful scale and value to Speed Commerce on all levels,” said Richard Willis, president and CEO of Speed Commerce. “Our company is now better positioned to deliver on our vision of becoming one of the largest full service e-commerce players in the industry. We are excited about the opportunity to win new accounts and cross-sell our services to existing clients, as well as leverage our newly-acquired capabilities to communicate a unique service offering and further strengthen our brand. Additionally, our sales team now has additional fulfillment expertise and resources to support our aggressive pursuit of a newly-enhanced pipeline of client opportunities.”

“We welcome the Fifth Gear team to our combined organization and look forward to working towards the realization of the clear and ample synergies and opportunities that motivated this transaction,” continued Willis. “We have been impressed with the talented personnel that have been added to our team through this transaction, and together we look forward to continuing to provide high levels of service to our new and long-standing clients.”

Al Langsenkamp, chairman and CEO of Fifth Gear, commented: “Becoming a part of Speed Commerce represents an important strategic step in our go-to-market offering. We believe that Speed’s fully integrated e-commerce services platform, combined with Fifth Gear’s unique capabilities, will allow our combined company to better serve clients and help them deliver a more seamless online shopping experience. Our team’s mission is all about fulfilling the quality ‘brand promise’ that our clients make to their customers every day. Speed Commerce shares this mission and we look forward to driving value for our clients.”

As a result of the acquisition, the organic growth of existing clients and the addition of new client opportunities, the company expects revenues for its fiscal year ending March 31, 2016 ranging between $180 million to $220 million. The company anticipates Adjusted EBITDA margins for fiscal 2016 in the range of 10%-13%, a wide range due to: (a) the timing of the realization of anticipated synergies and cost savings, (b) the impact of additional investments in sales, marketing and technology discussed during its most recent earnings call, and (c) results from the upcoming holiday season, which is still in the early stages. The company anticipates that the acquisition will become accretive to earnings during fiscal 2016.

Speed Commerce financed the acquisition and refinanced its existing term loan facility with a new $100 million credit facility led by Garrison Capital. Stifel acted as exclusive financial advisor in connection with this credit facility. Lake Street Capital Markets served as financial advisor to the company in connection with the acquisition of Fifth Gear and originated that transaction.

About Speed Commerce

Speed Commerce, Inc. (NASDAQ: SPDC) is a single-source provider of e-commerce service solutions to leading retailers and manufacturers. The company’s omni-channel capabilities unite a digital commerce strategy with traditional retail channels, creating the ultimate branded shopping experience. Services include e-commerce platform development; hosting, managed and marketing services; order and inventory management; pick, pack & ship; returns processing; and 24/7 customer care. For additional information, please visit the company's website at www.speedcommerce.com.

Important Cautions Regarding Forward Looking Statements

The statements in this press release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbors provided therein. These forward-looking statements are subject to risks and uncertainties, and the actual results that the company achieves, or reports in its Form 10-Q in connection with this period, may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to: difficult economic conditions that adversely affect the company or its clients; the company’s revenues being derived from a small group of clients; pending or prospective litigation may subject the company to significant costs; the seasonal nature of the company’s business; the company’s ability to quickly and cost-effectively adapt to the changing demands of its clients; the potential for the company to incur significant costs and to experience operational and logistical difficulties in connection with its information technology systems and fulfillment infrastructure; the company’s dependence on significant clients and vendors; the company’s ability to meet significant working capital requirements; and the company’s ability to compete effectively in the highly competitive markets that it serves. In addition to these, a detailed statement of risks and uncertainties is contained in the company’s reports to the U.S. Securities and Exchange Commission (the “SEC”), including, in particular, the company’s proxy materials, the company’s Form 10-K filings, as well as its other SEC filings and public disclosures.

Investors and shareholders are urged to read this press release carefully. The company can offer no assurances that any projections, assumptions or forecasts made or discussed in this press release, will be met, and investors should understand the risks of investing solely due to such projections. The forward-looking statements included in this press release are made only as of the date of this report and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Investors and shareholders may obtain free copies of the public filings through the website maintained by the SEC at www.sec.gov or at one of the SEC’s other public reference rooms in Washington, D.C., New York, New York or Chicago, Illinois. Please contact the SEC at 1-800-SEC-0330 for further information with respect to the SEC’s public reference rooms.

Investor Relations

Liolios Group, Inc.

Cody Slach

1-949-574-3860

SPDC@liolios.com

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